                                                                       EXHIBIT 8

                              INCENTIVE BONUS PLAN


        1.     Purpose of this Plan.

               The purpose of this Incentive Bonus Plan (the "Plan") is to provide certain employees of Impact Systems, Inc. (the "Company") who will perform services for the Company after the merger of the Company with Voith Sulzer Acquisition Corp. ("Voith Acquisition"), (the "Merger") with an incentive for continued services to the Company. In connection with the Merger, the Company,Voith Sulzer Paper Technology North America Inc. ("Voith") and Voith Acquisition have entered into the Agreement and Plan of Merger dated as of December 11, 1997 (the "Merger Agreement"), which provides in part, that Voith and Voith Acquisition will offer to purchase any and all of the shares of the Company (the "Tender Offer"). Terms not defined herein shall have the meanings set forth in the Merger Agreement.

        2. Administration of this Plan.

               This Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board shall have all powers necessary to administer the Plan, but only in accordance with the specific terms hereof.

        3.     Term of Plan.

               This Plan shall become effective October 1, 1998 (the "Effective Date") and shall terminate on the earlier of (i) September 30, 2002 or (ii) the date on which all amounts due under the Plan are paid.

        4.     Eligibility.

               Eligible Employees means the persons listed on Exhibit A.

        5.     Determination of Bonus Amounts.

               (a) Subject to the provisions contained in this Plan, Eligible Employees shall be entitled to receive (i) the Minimum Bonus Amount, as set forth next to each Eligible Employee's name on Exhibit A hereto, and, (ii) the Pool Percentage Payment, if any, as described below (collectively (i) and (ii) shall be referred to as the "Bonus Amount").

               (b) The Pool Percentage Payment shall be equal to the product of the Pool Percentage for each Eligible Employee, as set forth on Exhibit A and the Bonus Pool Amount, as determined below.

               (c) The Bonus Pool Amount is based on the Company's EBIT and shall be determined in accordance with the chart set forth on Exhibit B. As used herein, "EBIT" means the Company's net earnings before interest, all taxes and amortization, subject to the provisions of this subsection (c).

                      (i) The following amounts shall be specifically excluded from the EBIT:

                                - Any goodwill resulting from the Merger and its related amortization;

                                - All bonus amounts payable pursuant to this Plan and, costs associated with calculating EBIT and administering the Plan;

                                - Any allocated, support, direct or other costs charged to the Company by Voith;

                                - Costs incurred by the Company to support Voith activities or at the request of Voith; and

                                - Any costs related to or associated with V.P. Europe, to be employed as a liaison between Voith and the Company.

                      (ii) The transfer price of the Company products and services sold to Voith by the Company shall be at arms length.

                      (iii) Products purchased from Voith for use in the Company's product line shall be at arms length.

                      (iv) The Company products and services sold by Voith shall be normalized to the Company's third party customer gross margin levels in computing EBIT.

                      (v) The Company shall be given sales and gross margin credit for projects it identifies for Voith and which are ultimately controlled by Voith. The Company's sales and gross margin credits will be included in the EBIT for the year in which the order is recorded.

                      (vi) To the extent Voith changes the Company's existing business practices, organization, sales and service territories, products, pricing strategy, marketing strategy, customer financing vehicles, manufacturing cost structure, purchasing, sourcing or control strategy, which have the effect of negatively impacting the Company's EBIT, the Board of Director's will make the appropriate adjustment in the Bonus Pool.

                      (vii) Generally accepted accounting principles consistent with the Company's pre-Merger accounting policies will be applied to the Company's post-Merger financial statements in computing EBIT for all three years. That is, if Voith changes the Company's accounting policies, EBIT will be computed based upon those pre-merger policies of the Company.

                      (viii) EBIT shall be reviewed by a public accounting firm (the "Accountants"). The Accountants shall certify that EBIT has been determined in accordance with the Plan.

               (d) The determination of the Bonus Pool Amount shall be made by reference to the average EBIT attained in any consecutive two (2) financial or business years commencing after the Effective Date and ending on or prior to September 30, 2002 (the "Bonus Calculation Term"). Within three (3) months after the audited accounts are available, a decision (which shall be irrevocable) on the prior two (2) year period shall be made by Kenneth Ostrow or his designee.

        6.     Payment of Bonus Amounts; Acceleration of Payment.

               The Bonus Amounts may be paid in cash within ninety (90) days of September 30, 2001 but in no event shall the Bonus Amounts be paid more than ninety (90) days after September 30, 2002; provided, however, that in any event the Minimum Bonus Amount shall be paid within ninety (90) days of September 30, 2001. Notwithstanding the foregoing, the Minimum Bonus Amount shall be due and payable to an Eligible Employee immediately following any of these events: (i) the Eligible Employee's employment is terminated by the Company or Voith for any reason; (ii) without the Eligible Employee's express written consent, Voith relocates the Eligible Employee's base of employment more than to change the location of his job or office, so that he will be based at a location more than twenty-five (25) miles from Eligible Employee's present place of employment; or
(iii) a successor company fails or refuses to assume the Company's obligation under this Plan. A pro rata portion of the Minimum Bonus Amount shall be due and payable to an Eligible Employee immediately following either of these events:
(i) the death of the Eligible Employee; or (ii) the Eligible Employee is permanently disabled such that he is unable to perform his duties.

        7.     Voluntary Termination.

               In the event an Eligible Employee voluntarily terminates his or her employment for any reason with the Company prior to September 30, 2001, such Eligible Employee shall not be entitled to any payment under this Plan.

        8.     Death of Eligible Employee.

               In the event of the death of an Eligible Employee, his estate or personal representative shall have the right to receive any payments that would otherwise have been due to such Eligible Employee under this Plan.

        9. Amendment and Termination of this Plan.

               Voith, the Company or any successor corporation may not amend, suspend or terminate this Plan, unless agreed to in a writing signed by Voith, the Company and any successor corporation and each affected Eligible Employee.

        10.    Limitations.

               Neither this Plan nor the transactions authorized under this Plan constitute an express or implied promise of continued employment or consultancy for any period of time whatsoever. The rights and obligations of Voith, the Company and Eligible Employees hereunder may not be sold, pledged, assigned, hypothecated, or disposed of in any manner other than by will or by the laws of descent and distribution, except pursuant to a writing signed by Voith, the Company and any affected Eligible Employee; provided, however, that Voith or the Company may assign its rights and obligations under this Plan to a successor corporation in the event that Voith is not the surviving entity in a merger, consolidation or reorganization.

        11.    Governing Law.

               This Plan shall be construed in accordance with, and governed in all respects by, the laws of the State of California, as applied to agreements entered into, and to be performed entirely in such state, between residents of such state.

        12.    Binding Plan.

               This Plan shall be binding upon Voith and the Company as independent obligations of Voith and the Company to each Eligible Employee for all vested amounts.

        13.    Legal Fees.

               Voith shall pay all reasonable legal fees and expenses incurred by each Eligible Employee as a result of the Voith's refusal to make the pay the Bonus Amounts to which the Eligible Employee becomes entitled under this Plan, or as a result of the Voith's contesting the validity, enforceability or interpretation of the Plan.

        14.    Merger.

               In the event the Merger Agreement is terminated prior to the consummation of the Merger, this Plan shall be null and void and no amounts shall be paid under this Plan.